Exhibit 99.3

        Protective Life Secured Trust 2005-24 made no payment of interest or principal on its 5.50% Callable InterNotes® due 2013 during the fiscal year ended December 31, 2005. As such, no administrative reports were prepared or are included in this Annual Report on Form 10-K.